FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS FIRST QUARTER RESULTS
2006 Preliminary New Product Pipeline Announced and 2005 Guidance Reaffirmed

New York, New York, May 10, 2005: Inter Parfums, Inc. (NASDAQ National Market: IPAR) today reported results for the first quarter ended March 31, 2005.

First Quarter 2005 Compared to First Quarter 2004:

  Net sales rose 22% to $71.1 million from $58.4 million; at comparable foreign currency exchange rates, net sales were up 20% for the period;
  Gross margin was 57% compared to 49%;
  S, G & A expense as a percentage of sales was 44% compared to 32%;
  Income from operations was $9.0 million, down 11% from $10.1 million;
  Net income declined 7.8% to $4.4 million from $4.8 million; and, diluted earnings per share were $0.22 compared to $0.23 per diluted share.

Jean Madar, Chairman of the Board and Chief Executive Officer, stated, "Our sales mix continues to skew more heavily toward prestige products which were up 29% over last year's first quarter and accounted for 88% of consolidated sales. Approximately 40% of the sales gain was organic stemming from the geographic rollout of Burberry Brit for Men and the continued expansion of Burberry Brit Red distribution. In addition, the first quarter also included initial sales of our new Celine fragrance, Fever. Sales generated by Nickel, our majority owned men's skin care business acquired in April 2004 and by Lanvin fragrances, whose license we acquired in July 2004, accounted for the balance of the top line growth."

He continued, "Product mix as well as an increase in our selling prices to distributors for Burberry fragrances caused our gross margin percentage to increase to 57%. As expected, higher royalties and advertising expenditures required under our new license with Burberry were primarily responsible for the increased level of S, G & A expense for the current quarter. Company wide, royalty expense aggregated $7.7 million in the current first quarter, up from $3.4 million in last year's first quarter. Similarly, promotion and advertising included in S, G & A approximated $11.1 million, up from $4.6 million in last year's first quarter."

Discussing the new product line-up for the remainder of the year, Mr. Madar noted, "A new Christian Lacroix fragrance family called Tumulte will be unveiled this summer, and before year-end, we plan to have our first Lanvin fragrance called Arpège Pour Homme on the market. For the 2005 holiday season, a limited edition Burberry Brit Gold will be launched at Burberry stores and select specialty stores in major markets."

He went on to say, "Our 2006 plans are moving forward as well. We have two global launches in development - the first is the fifth Burberry fragrance family for both men and women. The second is a new women's Lanvin fragrance. With regard to men's products, a special, limited edition Burberry Brit is also under development. In addition, we are also developing new men's scents for S.T. Dupont, Nickel and Paul Smith. We also have a Christian Lacroix fragrance for women in the works. Finally, we are formulating products and marketing strategies for an expanded cosmetics and skin care business drawing upon our existing brands."

Discussing the mass market, Mr. Madar noted, "The malaise has continued into the new year. Based upon data provided by the dollar store chains, store traffic and sales are down because budget conscious consumers have less disposable income in great part because of high gasoline prices. That, plus the sluggish economies in Mexico and Central and South America, and our preference to forego certain sales in these regions due to credit risk, are reasons for the decline in mass market sales."

Russell Greenberg, Executive Vice President & CFO, pointed out, "Our financial position remains strong. At March 31, 2005, working capital aggregated $129 million and we had a working capital ratio of almost 3 to 1. Cash and cash equivalents and short-term investments aggregated $49.0 million. In that regard, we have recently begun reclassifying investments in auction rate securities as short-term investments; they were previously classified as cash and cash equivalents. No realized or unrealized gains or losses have been incurred in connection with investments in these securities. Our accounts receivable and inventories increased 8% and 2%, respectively, from December 31, 2004, which is quite modest considering that net sales for the current first quarter was up 22% from last year first quarter and 10% compared to the fourth quarter of 2004."

2005 Guidance Reaffirmed

Management reaffirmed its prior 2005 guidance projecting net sales of approximately $280 million, a 19% increase compared with 2004. For the current year, net income is expected to approximate $15.8 million, or $0.77 per diluted share, which is nearly level with 2004's reported net income. The 2005 sales and net income figures assume the dollar remains at current levels.

Quarterly Dividend

The Company's regular quarterly cash dividend of $.04 per share will be payable on July 15, 2005 to shareholders of record on June 30, 2005.

Conference Call

The management of Inter Parfums will host a conference call at 11:00 am ET on Wednesday, May 11, 2005, to discuss first quarter results and other recent developments. Interested parties may participate by calling 706-679-3037, approximately 10 minutes before the start of the call. This conference call will also be distributed live over the Internet via the Investor Relations section of the Company's web site at www.interparfumsinc.com. To listen to the live call, please go to the web site in advance to register, and if needed, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at the web site.

Statements in this release which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include continuation and renewal of existing license agreements, effectiveness of sales and marketing efforts and product acceptance by consumers, dependence upon management, competition, currency fluctuation and international tariff and trade barriers and governmental regulation. Given these uncertainties, you are cautioned not to place undue reliance on the forward-looking statements.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, S.T. Dupont, Paul Smith, Christian Lacroix, Celine, Diane von Furstenberg and Lanvin. The Company also has controlling interest in Nickel S.A., a men's skin care company. In addition, Inter Parfums is a leading producer and supplier of mass market fragrances, cosmetics and personal care products. The Company's products are sold in over 120 countries worldwide.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212)836-9609/llatman@equityny.com Robert Greenberg (212)836-9611/rgreenberg@equityny.com www.theequitygroup.com

(See Accompanying Tables)

Inter Parfums, Inc. CONSOLIDATED STATEMENTS OF INCOME (In thousands except per share data)
Three Months Ended March 31,
	2005	2004

Net sales	$ 71,087	$ 58,392

Cost of sales	30,510	29,668

Gross margin	40,577	28,724

Selling, general and administrative	31,563	18,591

Income from operations	9,014	10,133

Other expenses (income):
Interest expense	215	103
Loss on foreign currency	79	492
Interest income	(246)	(232)

	48	363

Income before income taxes and minority interest	8,966	9,770

Income taxes	3,156	3,464

Income before minority interest	5,810	6,306

Minority interest in net income of consolidated subsidiary	1,406	1,527

Net income	$ 4,404	$ 4,779

Net income per share:
Basic	$ 0.22	$ 0.25
Diluted	$ 0.22	$ 0.23

Weighted average number of shares outstanding:
Basic	19,701	19,170
Diluted	20,420	20,614

Inter Parfums, Inc. CONSOLIDATED BALANCE SHEETS (In thousands except share and per share data)
ASSETS
	March 31, 2005	December 31, 2004
Current assets:
Cash and cash equivalents	$ 30,496	$ 23,372
Short-term investments	18,900	17,600
Account receivable, net	77,906	75,382
Inventories	59,592	61,066
Receivables, other	2,123	2,703
Other current assets	1,699	930
Income tax receivable	546	544
Deferred tax assets	2,671	2,605

Total current assets	193,933	184,202

Equipment and leasehold improvements, net	6,175	6,448

Trademarks, licenses and other intangible assets, net	32,502	34,171

Goodwill	4,889	5,143

Other assets	557	521

	$ 238,056	$ 230,485

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Loans payable - banks	$ 4,758	$ 748
Current portion of long-term debt	4,137	4,359
Accounts payable	32,667	30,730
Accrued expenses	19,590	15,385
Income taxes payable	2,881	2,533
Dividends payable	807	581

Total current liabilities	64,840	54,336

Long-term debt, less current portion	13,445	15,258

Deferred tax liability	2,512	2,839

Put options	756	838

Minority interest	30,545	30,705

Shareholders' equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 20,179,160 and 19,379,917 shares at March 31, 2005 and December 31, 2004, respectively	20	19
Additional paid-in capital	35,184	35,538
Retained earnings	104,369	100,772
Accumulated other comprehensive income	11,694	16,431
Treasury stock, at cost, 6,302,768 and 7,064,511 common shares at March 31, 2005 and December 31, 2004, respectively	(25,309)	(26,251)

	125,958	126,509

	$ 238,056	$ 230,485